EXHIBIT 18
May 15, 2000

Selkirk Cogen Partners, L.P.
One Bowdoin Square
Boston, MA 02114

Dear Sirs/Madams:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended March 31, 2000, of the facts relating to your change during the quarter ended March 31, 2000 to account for major maintenance and overhauls expenditures at your power production facility as incurred. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Partnership, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any financial statements of Selkirk Cogen Partners, L.P. (the Partnership) as of any date or for any period subsequent to December 31, 1999. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Partnership, or on the financial position, results of operations, or cash flows of the Partnership as of any date or for any period subsequent to December 31, 1999.

Yours truly,

/s/ DELOITTE & TOUCHE LLP











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